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Exhibit 99.1

Aart's Email to Employees Announcing the Approval of the Stock Option Exchange Program

I am pleased to report that our stockholders and our Board of Directors have authorized the Company to implement the Employee Stock Option Exchange Program. This program will allow employees holding options with exercise prices at $25.00 or above to exchange such options for a lesser number of options with an exercise price set at the end of the exchange period.

Synopsys has retained Mellon Investor Services LLC to administer the program. If you hold eligible options, you will receive shortly from Mellon further information on the program.

We anticipate commencing the program in a few days.

Due to Securities and Exchange Commission (SEC) regulations, we cannot provide additional information other than what is provided on the Mellon website and filed with the SEC.

We are excited that our stockholders have approved the program and you should carefully review all information concerning the program when it becomes available.

Aart

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  Exhibit 99.1
  Aart's Email to Employees Announcing the Approval of the Stock Option Exchange Program